EXHIBIT 10.1

MEMORANDUM OF AGREEMENT

AND COOPERATION

Concluded between

MECHEM, A DIVISION OF DENEL (PTY) LTD

A company incorporated in South Africa and with its registered address at Admin.
B Building, 368 Selborne Avenue, Lytellton, Centurion, 0157, South Africa

(Hereinafter referred to as MECHEM)

Herein represented by ABRAHAM JACOBUS ROSSOUW

In his capacity as General Manager

And

FORCE PROTECTION INDUSTRIES, INC.

A corporation incorporated and registered in the State of Nevada, United States and with its address at 9801 Highway 78, Ladson, South Carolina, United States
(previously named Technical Solutions Group, Inc.)

(Hereinafter referred to as FPI)

Herein represented by GORDON McGILTON
In his capacity as Chief Executive Officer

PREAMBLE
WHEREAS

FPI and MECHEM desire to further develop their business and contractual relationship initiated under Memoranda of Agreement dated March 26, 1998 and October 15, 2001 respectively (FPI being previously named Technical Solutions Group Inc, the party named in such former Agreements);

AND WHEREAS

Pursuant to such prior agreements, MECHEM irrevocably transferred to FPI certain proprietary information and technology relating to the Systems in support of the development of FPI’s BUFFALO and TEMPEST armored vehicles in exchange for FPI’s agreement to pay MECHEM a “royalty” in the event that FPI sold and delivered any of these vehicles based on such technology during the term of such agreement;

AND WHEREAS

In the prior agreements, MECHEM agreed to continually transfer information and technology relating to the Systems exclusively to FPI for a period of five years (during which period MECHEM agreed not to transfer the same information or technology to any third party) and the parties now wish to extend the period of such exclusivity during the term hereof;

AND WHEREAS

During the term of such prior agreements, FPI designed and developed its own armored vehicles using its own proprietary know-how, expertise and Confidential Information, including by way of illustration and not limitation its COUGAR (including JERRV and other variants) and its MUV-R vehicles;

AND WHEREAS	MECHEM represents that it has certain unique knowledge and expertise relating to the Systems, and wishes to continue working with FPI on an exclusive basis for the parties’ mutual benefit;

AND WHEREAS	FPI and MECHEM are desirous to formulate the terms and conditions pursuant to which the aforementioned will be done.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.                          DEFINITIONS

1.1.           “BUFFALO,” “TEMPEST” “COUGAR” and “MUV-R” mean the blast and ballistic protected armored vehicles having such trade names which are designed, manufactured and sold by FPI having substantially the configuration and specifications set forth in FPI’s marketing materials relating to such vehicles.

1.2.           EFFECTIVE DATE shall mean the date when this Agreement is signed by both parties, and it is hereby mutually agreed that upon the Effective Date, all prior agreements between the parties shall be deemed terminated and superseded by this Agreement (provided however that any payment obligations accruing to MECHEM as a result of vehicles delivered prior to the Effective Date under prior agreements shall remain in force until final payment thereof).

1.3.           INTELLECTUAL PROPERY RIGHTS (“IPR”) means all legally recognized intellectual property rights including patent rights, copyrights, trade secrets, trademarks and other proprietary rights which may be protected at law, including, without limitation “Confidential Information” which shall mean all samples, formulae, methods, know-how, technology, software, material, engineering data, specifications, sketches, drawings, schematics, designs, processes, test results, compilations, and any other material, information, ideas, concepts or knowledge which a party (the “Disclosing Party”) furnishes to another party (the “Receiving Party”) in written or other tangible form that is marked with a proprietary legend. Each of FPI and MECHEM hereby undertake and agree not to disclose any Confidential Information received from the other party and not to use such information for any purpose except as provided herein.

1.4.             SYSTEMS means blast and ballistic protected armored vehicles designed and produced solely by MECHEM incorporating “South African” design features, for example a monocoque crew capsule, a “V-shaped” hull and the use of metals having various physical characteristics, and also includes additional vehicle components and other devices designed and produced solely by MECHEM and intended to protect against, detect and defeat mines, roadside bombs and IED’s.

1.5.             VEHICLE FEE shall have the meaning set forth in Paragraph 4 hereof, and represents payment to MECHEM as consideration for the exclusive relationship set forth herein, and as recognition for the previous significant contributions made by MECHEM in conjunction with FPI to FPI’s design, development of proprietary information and data as well as intellectual property rights acquired by FPI as a result of the manufacture of the BUFFALO pursuant to the prior transfer of technology.

2.                          OBJECTIVE OF THE AGREEMENT

2.1.           The Parties confirm their intent to enter into this Agreement pursuant to which MECHEM shall extend for the duration of this Agreement (and any extensions hereof) the exclusive relationship with FPI, and FPI in consideration of such exclusive relationship shall continue payment of the Vehicle Fees. The parties acknowledge and agree that such extension of exclusivity benefits FPI in its commercial operations, and in consideration thereof and the additional undertakings set forth herein, FPI agrees to pay to MECHEM the Vehicle Fees identified in Paragraph 4 hereof.

3.                          OBLIGATIONS OF THE PARTIES

3.1.           MECHEM hereby commits and agrees during the term of this Agreement not to cede, dispose or transfer any technology, IPR or other proprietary information relating to the Systems to any third party including, but not limited to, designs, drawings, full technical specifications, test data, hardware and software designs and technologies, supplier’s list, know-how and all and every piece of information and data relevant to the Systems. After this Agreement expires, MECHEM has the right to dispose, transfer or cede its right to its own propriety information of the Systems to whoever it so desires without the consent or otherwise of FPI, provided however that MECHEM shall not deprive FPI of the right to use any such information with FPI’s vehicles, shall not transfer or cede to any third party any such information relating to FPI’s vehicles, and  upon such expiration MECHEM shall return all of FPI’s Confidential Information in its possession.

3.2.                              MECHEM shall, at the request of FPI, provide expertise and know-how on a “work for hire” basis to advise, assist and support FPI’s marketing activities, including by way of illustration and not limitation providing market intelligence, developing market forecasts and supporting FPI’s marketing efforts to the United States Government. FPI shall pay all travel and out-of-pocket expenses incurred by MECHEM as a result of such activities, provided all such costs are mutually agreed between the parties in advance.

3.3.                              MECHEM and FPI agree to abide by the requirements of United States export and import laws and regulations during performance of this Agreement, including the International Traffic in Arms Regulations and other applicable laws. More specifically, FPI shall not export, disclose, furnish or otherwise provide to MECHEM any defense article, technical data, technology, defense service, or technical assistance relating to its vehicles (“Technical Data and Services”) without obtaining an appropriate U.S. government export authorization, and MECHEM agrees not to disclose or furnish any FPI Technical Data or Services to any third party except as expressly authorized by FPI and the U.S. Government. If required under U.S. regulations, MECHEM shall register as a “Broker” with the U.S. State Department, Directorate of Defense Trade Controls, and shall keep such registration in effect while this Agreement is in effect.  Promptly upon execution of this Agreement, if it determines that a license is necessary FPI shall apply for an appropriate export license covering the proposed services contemplated hereunder. During the pendency of such license application (or in the event the license is not approved) the parties shall limit their activities and discussions to marketing and general industry matters.

4.                          VEHICLE FEE

4.1.                        For and in consideration of the representations, undertaking and obligations set forth herein, FPI agrees to pay MECHEM a per vehicle fee (the “Vehicle Fee”) as described below for each of the vehicles delivered by FPI during the term of this Agreement:

4.1.1.                                                                     TEMPEST: US$3,000.

4.1.2.                                                                     COUGAR (4x4 and 6x6) and any variants including the Hardened Engineer Vehicle (HEV), the Joint Explosive Ordnance Disposal Rapid Response Vehicle (JERRV) and the Iraqi Light Armored Vehicle (ILAV): US$1,500.

4.1.3.                                                                     BUFFALO: US$5,000.

4.2.           For the purposes hereof, “variant” shall mean a vehicle with substantially the same design, including size, weight, profile, attachments and overall configuration and with substantially similar performance specifications in respect of survivability and automotive performance.  FPI’s determination whether any of its products are “variants” of the TEMPEST, COUGAR or BUFFALO shall be conveyed to MECHEM in writing.

4.3.           The Vehicle Fee will only accrue on vehicles actually manufactured by FPI (or manufactured on its behalf by any third party) and delivered to customers for which FPI actually receives payment.  Each month, FPI will prepare and forward to MECHEM a statement identifying all vehicles so delivered and paid for during such month, and shall pay the Vehicle Fees associated therewith to MECHEM.

4.4.           In the event of total or partial non-fulfillment of the contract, in the case of force majeure, MECHEM will only be entitled to a Vehicle Fee on the part of the contract that has actually been executed and in proportion to the payments actually received by FPI.

4.5.           A certificate, signed by an Officer of FPI, shall be supplied to MECHEM on a quarterly basis (or upon request of MECHEM) setting forth the quantities of vehicles by category delivered and paid for by customers for which Vehicle Fees are payable.

4.6.           After the validity of this Agreement has expired or after it has been terminated in terms of Article 10, MECHEM shall still be entitled, on the basis stipulated in 4.1.1 to 4.1.3. above to all Vehicle Fees due in respect of Vehicles delivered under any contracts executed prior to the termination of this Agreement, but only after FPI received payment under such contracts.

5.                          INTELLECTUAL PROPERTY RIGHTS & CONFIDENTIAL INFORMATION

5.1.           Any new IPR relating to the Systems, as a result of a modification, development, enhancement or improvement by FPI will be the exclusive property of FPI. Similarly any new IPR relating to the Systems, as a result of a modification, development, enhancement or improvement by MECHEM will be the exclusive property of MECHEM provided that FPI will have the continuing right to use any such new IPR relating to the Systems with respect to FPI products. Except as expressly provided in this Agreement, neither party shall use the other party’s modifications, developments, enhancements or improvements without the express prior written consent of the other.

5.2.           MECHEM does not warrant the novelty of any of its technology, designs, know-how, trade secrets, nor any possible patent to be valid and likewise does not warrant that the exploitation thereof will not constitute an infringement of a claim of some prior patent in any of the areas of the Systems. MECHEM however declares that as far as it is aware no such prior claims exist.

5.3.           Notwithstanding any indication to the contrary in any document or agreement, MECHEM acknowledges and agrees that nothing contained herein or in any other prior agreement between the parties shall be construed as a limitation on FPI’s sole and exclusive right to design, develop, manufacture, market, test, sell, service and repair the BUFFALO, TEMPEST, COUGAR, MUV-R or any of FPI’s current or future products of whatever kind. MECHEM confirms that it has no claim of right, title or interest in or to FPI’s past, present or future vehicles or other products, and acknowledges that FPI exclusively owns all right, title and interest in and to the BUFFALO, TEMPEST, COUGAR, MUV-R, the variants thereof and FPI’s other products and all IPR embodied in the BUFFALO, TEMPEST, COUGAR, MUV-R, and variants thereof. MECHEM acknowledges that FPI has the sole and exclusive right to license, use, transfer, cede, dispose of, or take any action it so desires with respect to its technology, IPR and Confidential Information, and/or with respect to the design, data and technical information relating to any of its vehicles, and MECHEM shall not seek to limit or restrict such right. The only obligations between the parties are set forth in this Agreement and there is no other right, claim, interest, entitlement, license, commitment or ownership between the parties. MECHEM agrees that it shall not grant or purport to grant to any third party any rights of whatever kind in or to the BUFFALO, TEMPEST, COUGAR or any of FPI’s other products, and shall not disclose or use for any purpose other than as provided in this Agreement any FPI Confidential Information in its possession. The obligations of this paragraph regarding the protection of FPI’s Confidential Information shall remain in effect during the term of this Agreement and for a period of 10 years following its expiration or termination for any reason.

6.                          PRODUCT LIABILITY

6.1.           The Parties acknowledge that the operation and use of the vehicles manufactured by FPI may potentially involve and/or result in damage to property and injury to or death of persons. FPI expressly acknowledges and accepts full liability for the any such claims and MECHEM shall not be held responsible for any guarantees given by FPI including operating, design or material guarantees. FPI also undertakes not to associate Mechem in any litigation regarding any Systems product liability/claim.

7.                          INDEMNITY

7.1.           By FPI acquiring all of the MECHEM’s proprietary information and technology relating to the Systems, MECHEM shall not be held responsible for any damage, loss caused by any actions, omissions, death or injury sustained by FPI or any third party caused by any faulty designs, material used, actions, omissions, negligence or misconduct by FPI.

7.2.           MECHEM, in terms of this Agreement, is exempted from all liability towards any persons due to damage, loss, and suffering or otherwise, resulting from any cause ascribable to the negligence or willful misconduct of FPI, its employees, agents or representatives.

8.                          APPLICABLE LAW

8.1.           This Agreement shall be governed by and construed in all respects, in accordance with the Law of the State of New York.

9.                          DURATION

9.1.           This Agreement shall endure for a period of five years from the effective date, unless terminated by mutual consent of the Parties, or in terms of articles 11 and 12 below.

10.                   TERMINATION

10.1.     Either MECHEM or FPI shall be entitled to terminate this Agreement forthwith:

10.2.     Upon the mutual consent of the parties.

10.3.     Upon the commencement or happening of any occurrence connected with the insolvency, dissolution, administration, receivership or liquidation of the other Party.

10.4.     In the case of termination as is envisaged above the Parties will have no claims of liability against, or towards the other, other than with respect to existing Agreements or liabilities incurred at the date of termination.

11.                     BREACH

11.1.     In the event of either Party committing a material breach of the terms and conditions of this Agreement, the aggrieved Party shall, without prejudice to any other rights which it might have been entitled as its election, give written notice to the breaching Party, to rectify the breach within fourteen days and after failing to correct the breach according to corrective action plan, give further written notice to rectify the breach within thirty days and failing to do so cancel this Agreement and claim damages.

12.                   ARBITRATION

12.1.     The Parties undertake to cooperate in spirit of good faith and to resolve all disputes in a friendly manner. If any dispute cannot be resolved the Parties agree to refer the dispute to a mutually acceptable arbitrator, who is trusted and respected by both Parties to try and resolve the dispute.

12.2.     Should there be no solution to the dispute then arbitration shall be held in New York in accordance with the rules for Conciliation and Arbitration of the International Chambers of Commerce, in the English language. The decision of the arbitrator shall be final and binding on the Parties hereto.

13.                   ASSIGNMENT/CESSION

13.1.     The Parties agree that should there be a change of ownership, control and management of MECHEM or FPI, this Agreement will not be effected and all the rights and obligations mutatis mutandis shall be transferred to the new or successor owner or management.

13.2.     Should there be no change in ownership, control or management the Parties rights and obligations under this Agreement may not be transferred either in whole or part to any third party, without the written consent of the other Party, which will not be withheld, unless the circumstances are directly detrimental to the other Party.  This restriction shall not apply to assignments made to either party’s corporate parent, corporate sister or corporate subsidiary.

14.                   AMENDMENTS

14.1.     This Agreement may only be amended if such an amendment is put in writing, signed by authorized representatives of both Parties and annexed to this Agreement.

15.                   SEVERABILITY

15.1.     If any provision of this Agreement is or becomes illegal, void or invalid, it shall not affect the legality and validity of the other provisions.

16.                   GENERAL

16.1.     The foregoing constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supercedes and cancels all prior representations, understandings and commitments (whether verbal or written) made between the Parties.

16.2.     The Parties hereby agree that two copies of this Agreement will be signed by each of the Parties and that each Party will be entitled to an original signed copy of this Agreement. Facsimile copies of the signatures pages may be exchanged between the parties and such facsimile signature shall have the same force and effect as original signatures.

16.3.     Notices hereunder shall be deemed validly given, if delivered by hand or sent by telex, telefax or by recorded delivery post to the duly authorized representatives signing this Agreement. Such notices shall be deemed effective on the date of receipt at the following address:

Force Protection	MECHEM
9801 Highway 78, Building # 1	Admin B Building
Ladson, South Carolina 29456	368 Selborne Avenue
United States	Lytellton, Centurion 0157
South Africa

This Agreement is signed on this 13th day of September, 2006 for and on behalf of:

MECHEM

/s/ Abraham Rossouw

ABRAHAM ROSSOUW

Witness:__________________________   Witness: __________________

This Agreement is signed on this 28th day of August, 2006 for and on behalf of:

Force Protection, Inc.

/s/ Gordon McGilton

Gordon McGilton

Witness:__________________________   Witness: __________________